Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value of $0.00001 per share, of 58.com Inc., a Cayman Islands exempted company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 16, 2016.

Andrew Y. Yan		/s/ Andrew Y. Yan
Andrew Y. Yan

SAIF II GP Capital Ltd.	By:	/s/ Andrew Y. Yan
	Name:	Andrew Y. Yan
	Title:	Director of SAIF II GP Capital Ltd.

SAIF Partners II L.P.	By:	/s/ Andrew Y. Yan
	Name:	Andrew Y. Yan
	Title:	Director of SAIF II GP Capital Ltd., which is the sole general partner of SAIF Partners II L.P.

SAIF II GP L.P.	By:	/s/ Andrew Y. Yan
	Name:	Andrew Y. Yan
	Title:	Director of SAIF II GP Capital Ltd., which is the sole general partner of SAIF Partners II L.P., which is the sole general partner of SAIF II GP L.P.

SB Asia Investment Fund II L.P.	By:	/s/ Andrew Y. Yan
	Name:	Andrew Y. Yan
	Title:	Director of SAIF II GP Capital Ltd., which is the sole general partner of SAIF Partners II L.P., which is the sole general partner of SAIF II GP L.P., which is the sole general partner of SB Asia Investment Fund II L.P.